Exhibit 107
CALCULATION OF FILING FEE
Form S-8
(Form type)
The Bank of N.T. Butterfield & Son Limited
(Exact Name of Registrant as Specified in its Charter)
Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Voting Ordinary Shares, par value BM$0.01 per share ("Common Shares")	Other	5,000,000 (2)	$37.19 (3)	$185,950,000	0.00015310	$28,468.95

Total Offering Amounts							$28,468.95

Total Fee Offsets							-

Net Fee Due							$28,468.95

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 to which this exhibit relates (the “Registration Statement”) shall also be deemed to cover any additional Common Shares that may be issuable under the Amended and Restated 2020 Omnibus Share Incentive Plan (the “Plan”), which provides for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
The Registration Statement registers the issuance of 5,000,000 Common Shares issuable under the Plan, which are in addition to the 3,000,000 Common Shares previously registered in connection with the Plan pursuant to the registration statement on Form S-8 filed with the Securities and Exchange Commission on May 6, 2020 (File No. 333-238042).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low reported market prices of the Common Shares as reported on the New York Stock Exchange on February 4, 2025.

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